Exhibit 3.38

ARTICLES OF ORGANIZATION

OF

OKLAHOMA RADIO PARTNERS, LLC

For the purpose of forming a limited liability company under the Alabama Limited Liability Company Act and any act amendatory thereof, supplementary thereto or substituted therefor (hereinafter referred to as the “Act”), the undersigned Organizer does hereby sign and adopt these Articles of Organization, and, upon filing for record of these Articles of Organization with the Office of the Judge of Probate of Shelby County, Alabama the existence of a limited liability company (hereinafter referred to as the “Company”), under the name set forth in Article I hereof, shall commence.

ARTICLE I.

NAME

1.1 The name of the Company shall be Oklahoma Radio Partners, LLC.

ARTICLE II.

PERIOD OF DURATION

2.1 The duration of the Company shall be perpetual.

ARTICLE III.

PURPOSES, OBJECTS AND POWERS

3.1 The purposes and objects and powers of the Company are to engage in the purchase and sale of, and investment in, radio stations and related activities and to engage in any lawful business, act or activity for which a company may be organized under the Act, it being the purpose and intent of this Article III to invest the Company with the broadest purposes, objects and powers lawfully permitted a company formed under the Act.

3.2 All words, phrases and provisions appearing in this Article III are used in their broadest sense, are not limited by reference to, or inference from, any other words, phrases or provisions and shall be so construed.

ARTICLE IV.

REGISTERED OFFICE AND REGISTERED AGENT

4.1 The mailing address and street address of the initial registered office of the Company shall be 12585 Old Highway 280E, Suite 102, Chelsea, AL 35043-3013.

4.2 The initial registered agent at such address shall be Lyle S. Reynolds.

ARTICLE V.

INITIAL MEMBERS

5.1 The name and mailing address of the initial Members of the Company are as follows:

NAME	ADDRESS

NBC, LLC	c/o Blackburn & Company, Inc. 201 N. Union Street, Suite 340 Alexandria, Virginia 22314

Joan K. Reynolds	12585 Old Highway 280E, Suite 102 Chelsea, AL 35043-3013

Lyle S. Reynolds	12585 Old Highway 280E, Suite 102 Chelsea, AL 35043-3013

Lee S. Reynolds	12585 Old Highway 280E, Suite 102 Chelsea, AL 35043-3013

5.2 The name and mailing address of the Organizer:

NAME	ADDRESS

Gregory K. Mixon	1901 Sixth Avenue North 2400 AmSouth/Harbert Plaza Birmingham, Alabama 35203

ARTICLE VI.

ADMISSION OF ADDITIONAL MEMBERS

From and after the date of the formation of the Company, any person or entity acceptable to all of the Members by their vote thereof may become a Member in this Company either by the issuance by the Company of membership interests for such consideration as the Members by their votes shall determine, or as a transferee of a Member’s membership interest or any portion thereof as approved by the Members by their vote, subject to the terms and conditions of these Articles of Organization and the Operating Agreement. A “Majority in Interest” means more than fifty percent of the Units. A “Unit” is an ownership interest in the Company representing a Capital Contribution as determined by the Members in the Operating Agreement. Each Unit shall entitle the holder thereof to one vote on all matters submitted to the Members for a Vote.

ARTICLE VII.

CESSATION OF MEMBERSHIP DOES NOT RESULT IN DISSOLUTION

The death, retirement, resignation, expulsion or dissolution of a Member (that is an entity) shall not cause the dissolution of the Company.

ARTICLE VIII.

MANAGEMENT

The Company shall be managed by the Managers. The initial Managers and their addresses are as follows:

NAME	ADDRESS

Richard Forbes Blackburn	c/o Blackburn & Company, Inc. 201 N. Union Street, Suite 340 Alexandria, Virginia 22314

Lyle S. Reynolds	12585 Old Highway 280E, Suite 102 Chelsea, AL 35043-3013

ARTICLE IX.

INTERNAL AFFAIRS

9.1 The provisions of Sections 9.2 to 9.5 for the regulation of the business and for the conduct of the affairs of the Company and its Members are hereby adopted.

9.2 The initial Operating Agreement of the Company shall be adopted by the initial Members. The power to alter, amend, or repeal the Operating Agreement or adopt new Operating Agreement shall be vested in the Members, which power may be exercised in the manner and to the extent provided in the Operating Agreement. The Operating Agreement may contain any provisions for the regulation of the business and for the conduct of the affairs of the Company or the Members, not inconsistent with the Act or these Articles of Organization. The Operating Agreement as so adopted and as may be amended from time-to-time, is hereby incorporated herein by reference as if set out in full herein.

9.3 The business and affairs of the Company shall be managed by the Managers, each of which shall be members of the Management Committee.

9.4 Any contract or other transaction which is fair and reasonable to the Company between the Company and one or more of its Members, or between the Company and any firm of which one or more of its Members are members or employees, or in which they are financially interested, or between the Company and any company or association of which one or more of its Members are shareholders, members, directors, officers, or employees, or in which they are financially interested, shall be valid for all purposes, notwithstanding the presence of the person at the meeting of the Members of the Company or any committee thereof that acts upon, or in reference to, the contract or transaction if either (a) the fact of such interest shall be disclosed or known to the Members, or such committee, as the case may be, and the Members or such committee shall, nevertheless, authorize or ratify the contract or transaction or (b) the fact of such relationship or interest is disclosed to the Members entitled to vote, and they authorize, approve or ratify such contract or transaction by vote or written consent. The interested Members shall not be counted in determining whether a quorum is present and shall not be entitled to vote on such authorization or ratification. This section shall not be construed to invalidate any contract or other transaction that would otherwise be valid under the common and statutory law applicable to it. Each and every person who may become a Member of the Company is hereby relieved from any liability that might otherwise arise by reason of his or her contracting with the Company for the benefit of himself or herself or any firm or company in which he or she may be in any way interested.

9.5 The Managers shall be required to devote only so much of their time as they deem necessary for the proper management of Company business. Members and any of their Affiliates may engage or possess an interest, independently or with others, in any other businesses or ventures of every nature and description, and neither the Company nor any other Member shall have any rights in or to such ventures or the income or profits derived therefrom.

9.6 The Company reserves the right from time to time to amend, alter or repeal each and every provision contained in these Articles of Organization, or to add one or more additional provisions, in the manner now or hereafter prescribed or permitted by the Act, and all rights conferred upon Members at any time are granted subject to this reservation; provided, however, the provisions of Section 9.4, 9.5, 9.7, 9.8 and Article X can be amended only with the consent of Members owning more than fifty percent of the Units and this provision of this Section 9.6 can be amended only with consent of more than fifty percent (50%) of the Members.

9.7 The Managers and all Members each waive the right to a trial by jury of any and all issues arising in any action or proceeding related to or in any way connected with this Agreement or any acts or omissions by either of them or any of their respective officers, directors, partners, members, managers, agents, servants or employees in connection with the performance of or failure to perform any obligations or agreements arising under or by virtue of this Agreement.

9.8 The following provisions of this Section 9.8 relate to the method for resolving disputes:

(a) For purposes of this Agreement, the parties agree that this transaction involves substantial interstate commerce. Any action, dispute, claim, counterclaim or controversy (“Dispute” or “Disputes”), between the parties, including any claim based on or arising from an alleged tort, shall be resolved in Birmingham, Alabama by Arbitration as set forth below. The term “Disputes” shall include all actions, disputes, claims, counterclaims or controversies arising in connection with the terms of this Agreement, any action taken (or any omission to take any action) in connection with any of the above, any past, present and future agreement between or among the parties, and any past, present or future transactions between or among the parties.

(b) All Disputes shall be resolved by binding arbitration in accordance with Title 9 of the U.S. Code and the Arbitration Rules for Commercial Arbitration (the “Rules”) of the American Arbitration Association (the “AAA”). All defenses, including those defenses based on statutes of limitation, estoppel, waiver, laches and similar doctrines, that would otherwise be applicable to an action brought by a party, shall be applicable in any such arbitration proceeding, and the commencement of an arbitration proceeding with respect to this Agreement shall be deemed the commencement of an action for such purposes.

(c) If for any reason a court of competent jurisdiction should declare all or any part of this provision invalid or unenforceable, then the remainder of this provision, or the application of such provision or provisions to persons, entities or circumstances other than those as to whom or which it is held invalid or unenforceable, shall not be affected thereby, and every term of this provision shall be valid and enforceable to the fullest extent permitted by law and in lieu of such illegal or unenforceable provisions there shall be added automatically as part of this provision a provision as similar in terms to such invalid, illegal or unenforceable provision as may be possible and be valid, legal and enforceable. If the Rules are found to be invalid or unenforceable, then the parties agree to adopt any Alabama law governing arbitration to resolve Disputes and to the extent this provision does not conform to specific requirements of such laws, the parties hereto waive such noncompliance so as to allow the Disputes to be arbitrated under such Alabama law.

ARTICLE X.

INDEMNIFICATION

10.1 In amplification, and not in limitation, of applicable provisions of the Act and other provisions of Alabama law:

(a) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action, suit or proceeding, whether civil, criminal, administrative or investigative, including appeals (other than an action by or in the right of the Company), whether informal or formal by reason of the fact that he or she is or was a Member, Manager, officer, employee or agent of the Company, a Manager or any Affiliate of any of the foregoing or is or was serving at the request of the Company or Manager as a director, officer, partner, manager, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably included by him or her in connection with such claim, action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any claim, action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. “Affiliate” means, with respect to any Person (as hereinafter defined) (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling ten percent (10%) or more of the outstanding voting interest of such Person, (iii) any officer, director, general partner, member or trustee of such Person or (iv) any Person who is an officer, director, general partner, member or trustee of any Person described in clauses (i) or (iii) of this sentence. For purposes of this definition, the terms “controls,” “controlling,” “controlled by” or “under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person or entity, whether through the ownership of voting securities, by contract or otherwise. “Person” means an individual or entity.

(b) The Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed claim, action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he or she is or was a Member, Manager, officer, employee, trustee or agent of the Company or a Manager, or any Affiliate of any of the foregoing, or is or was serving at the request of the Company or a

Manager as a director, officer, partner, manager, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

10.2 To the extent that a Member, Manager, officer, employee or agent of the Company, or the manager, officer, employee or agent of any Affiliate of any of the foregoing has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 10.1, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith, notwithstanding that he or she has not been successful on any other claim, issue or matter in any such action, suit or proceeding.

10.3 Any indemnification under Section 10.1 (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the Member, Manager, officer, employee or agent of the Company or a Manager or any Affiliate of any of the foregoing is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 10.1. Such determination shall be made by a Majority in Interest of those Members who were not parties to, or who have been wholly successful on the merits or otherwise with respect to such claim. action, suit or proceeding, determine that indemnification is proper under the standards set forth herein. If a determination to not indemnify is made, the person denied indemnification shall be entitled to submit to Arbitration the question of whether and to what extent indemnification is proper under the standards set forth in Section 10.1 hereof. Resolution of such issue shall be deemed a Dispute and shall be made in accordance with Section 9.8 hereof. If the Dispute with respect to indemnification is resolved in whole, or in part, in favor of the person seeking indemnification, the costs of such person incurred in the Arbitration, including reasonable attorney fees, shall be paid by the Company.

10.4 Expenses (including attorneys’ fees) incurred in defending a civil or criminal claim, action, suit or proceeding may be paid by the Company in advance of the final disposition of such claim, action, suit or proceeding as authorized in the manner provided in this Section 10.4 upon receipt of an undertaking by or on behalf of the Member, Manager, officer, employee, or agent of the Company or the manager, officer, employee or agent of any Affiliate of any of the foregoing to repay such amount if, and to the extent that, it shall ultimately be determined that he or she is not entitled to be indemnified by the Company as authorized in this Article.

10.5 The indemnification authorized by this Article shall not be deemed exclusive of, and shall be in addition to, any other rights to which those indemnified may be entitled under any statute, rule of law, provision of Articles of Organization, Operating Agreement, other agreement, vote of Members or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Member, Manager, officer, employee, or agent or any Affiliate of any of the foregoing and shall inure to the benefit of the heirs, executors and administrators of such a person.

10.6 The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a Member, Manager, officer, employee or agent of the Company or the manager, officer, employee or agent of any Affiliate of any of the foregoing, or is or was serving at the request of the Company or the manager, officer, employee or agent of any Affiliate as a director, officer, partner, manager, employee, trustee or agent of another company, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity or arising out of his or her status as such, whether or not the Company would have the power to indemnify him or her against such liability under the provisions of this Article X.

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In Testimony Whereof, witness the hand and seal of the undersigned Organizer on this the 2nd day of July, 2004.

/s/ Gregory K. Mixon
Gregory K. Mixon

THIS INSTRUMENT PREPARED BY:

GREGORY K. MIXON

MAYNARD, COOPER & GALE, P.C.

2400 AMSOUTH/HARBERT PLAZA

1901 SIXTH AVENUE NORTH

BIRMINGHAM, ALABAMA 35203-2602

(205) 254-1000